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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) - DECEMBER 22, 2004

                                    TXU CORP.
             (Exact name of registrant as specified in its charter)

             TEXAS                      1-12833                  75-2669310
 (State or other jurisdiction      (Commission File           (I.R.S. Employer
       of incorporation)                Number)              Identification No.)


            ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS 75201-3411 (Address of principal executive offices, including zip code)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE - (214) 812-4600


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

           On December 22, 2004, TXU Corp. amended its $500 million five-year revolving credit facility with LOC 2003 Trust, a special purpose, wholly-owned subsidiary of TXU Corp. ("LOC Trust"). On that date, LOC Trust, in turn, amended its $500 million five-year revolving credit facility with Credit Suisse First Boston, J.P. Morgan Securities, Inc. and Citibank, N.A. (the "Lenders"). Each facility (together, the "Facility") was amended and restated primarily to effectuate the following amendments. First, the amendment reduced the total commitment of the Lenders under the Facility from $500 million to $425 million, which amount represents the total amount currently outstanding under the Facility. This amount is represented by $425 million of letters of credit. Also, amounts repaid under the Facility can not be re-borrowed, and the amount and maturity of any outstanding letter of credit can not be increased or extended, respectively. Next, the amendment modified the maturity of the Facility from July 15, 2008 to December 31, 2005. In addition, upon the signing of the original Facility, TXU Corp. capitalized LOC Trust with approximately $525 million of cash, which LOC Trust used to collateralize its obligations to the Lenders under the Facility. The amendment allowed for the release of the $525 million cash collateral to LOC Trust, which, in turn, released the same to TXU Corp. TXU Corp. received the cash collateral on December 23, 2004 and intends to use the cash for general corporate purposes. However, if the facility is not repaid and terminated by January 14, 2005, then LOC Trust, and, in turn, TXU Corp. must immediately reinstate the collateral. The obligation to reinstate the collateral may be satisfied by the posting of cash or one or more letters of credit issued under one of TXU Corp.'s subsidiaries' credit facilities. In light of the reduction in the overall commitment, only approximately $450 million of collateral would need to be posted if required. TXU Corp. currently expects that it will repay and terminate the Facility on or before January 14, 2005.

           Under the terms of the amended Facility, TXU Corp. has agreed to pay, through LOC Trust, the Lenders a Facility fee on a quarterly basis. The amount of the fee is dependant upon whether or not the Facility is collateralized. If the Facility is not collateralized, the amount of the fee will be equal to 1.0% of the daily average face amounts of all outstanding letters of credit, and if the Facility is collateralized then the fee will be equal to 0.15% of the daily average face amounts of all outstanding letters of credit.

           The Facility matures on December 31, 2005, at which time all outstanding amounts under the Facility will be due and payable. The amended and restated Facility contains usual and customary covenants for credit facilities of this type, including covenants limiting liens, mergers and substantial asset sales or acquisitions. The Facility provides that TXU Corp. shall have maintained an EBITDA (earnings before interest, taxes, depreciation and amortization (as defined in the Facility)) to interest expenses ratio as of the end of each fiscal quarter for the prior twelve months of no less than 2.00 to
1.00 and a consolidated senior debt (as defined in the Facility) to EBITDA as of the end of each fiscal quarter for the prior twelve months of to no more than
6.25 to 1.00.

           TXU Corp. has or may have had customary banking relationships with each of the Lenders based on the provision of a variety of financial services, including investment banking, underwriting, lending, commercial banking and other advisory services. None of these services are material to TXU Corp. individually or in the aggregate with respect to any individual Lender.

           The foregoing summary of the amendments to the Facility is not complete and is qualified in its entirety by reference to the actual amended and restated credit agreements, which are included as Exhibits 10.1 and 10.2 hereto and are hereby incorporated by reference into this Item 1.01.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

           The information described in Item 1.01 above is hereby incorporated by reference into this Item 2.03.


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                           FORWARD-LOOKING STATEMENTS

           This Current Report on Form 8-K contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management's current projections, forecasts, estimates and expectations is contained in TXU Corp.'s SEC filings on Forms 10-K and 10-Q.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

           (c) Exhibits

           Exhibit No. Description
           ----------- -----------

           10.1 Amended and Restated Credit Agreement, dated as of December 22, 2004, by and among LOC 2003 Trust, Credit Suisse First Boston, acting through its Cayman Islands Branch, as administrative agent and collateral agent, Credit Suisse First Boston, acting through its Cayman Islands Branch, and J.P. Morgan Securities, Inc. as co-lead arrangers and co-book managers, J.P. Morgan Securities, Inc. as Syndication Agent and Citibank, N.A., as documentation agent.

           10.2 Amended and Restated Credit Agreement, dated as of December 22, 2004, between TXU Corp. and 2003 LOC Trust, as lender.


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                                    SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           TXU CORP.

                                           By: /s/ Anthony Horton
                                               ---------------------------------
                                               Name:  Anthony Horton
                                               Title: Senior Vice President
                                                      and Treasurer


Dated:  December 29, 2004


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